                               SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         INTERNATIONAL META SYSTEMS, INC.
------------------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                      GEORGE W. SMITH, CHIEF EXECUTIVE OFFICER
------------------------------------------------------------------------------
                      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    --------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    5) Total fee paid:

    --------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

    ------------------------------------------------

    3) Filing Party:

    ------------------------------------------------

    4) Date Filed:

    ------------------------------------------------

                                                                August 4, 1997

Dear IMS Shareholders:

As we pursue a secondary public offering that is vital to the achievement of our long term objectives, I want to share some perspectives with you. We view the proposed secondary public offering for $25,000,000 as a necessary capital bridge to the continued development of our products. The magnitude of the technical effort we have undertaken requires a major commitment of resources in the form of a team of highly skilled personnel and the tools they need to utilize. We have now assembled most of these technical resources, creating an ongoing need for the working capital to support them.

Therefore, as we prepare for this critical fund raising, we need to do everything that we can to make the Company attractive to the capital markets that will actually provide this working capital to us. Our lead underwriter, Nichols, Safina, Lerner & Co. (NSL), has also anticipated this need and has conditioned the firm underwriting on IMS doing a reverse stock split and qualifying for listing on NASDAQ's National Market System (NMS). Another objective of a reverse stock split and an NMS listing is the increased appeal to both institutional investors and the brokerage community. This should substantially broaden the universe of potential investors in our secondary offering.

In our situation, these two steps required by NSL really are integrated since qualification for NMS requires a stock price significantly higher than that attained by our stock so far this year. Additionally, this required price is subject to a substantial increase as indicated in proposed listing changes pending at NASDAQ. This presents us with a "moving target", hence we have opted to recommend a variable stock split so that the Board can react to both the realities of IMS' stock price and of NASDAQ's required listing price at the time we do the secondary offering.

While the above addresses the benefits that the Company hopes to achieve from a reverse split and an NMS listing, there are other benefits that can accrue to our stockholders. These potential benefits include a broader, more liquid market, a marginable security, and increased ease in effecting transactions in IMS stock. I believe, however, that the most important benefit for everyone involved is a financially stronger Company that is better able to successfully complete and market an advanced chip.

Please be assured that we do not approach a reverse stock split lightly. We understand that there are potential pitfalls. However, in our coordinated plan that integrates the timing of the steps to be taken with the effective date of our secondary offering, we feel that the risk/reward ratio is clearly on the side of the Company and our stockholders.

Your affirmative vote in support of this strategic plan is anticipated, and is greatly appreciated. Thank you for your continued support of IMS.


Very truly yours,

INTERNATIONAL META SYSTEMS, INC.

George W. Smith
Chief Executive Officer

                           INTERNATIONAL META SYSTEMS, INC.
                                A DELAWARE CORPORATION

                                  EXECUTIVE OFFICES
                            100 NORTH SEPULVEDA BOULEVARD
                                      SUITE 601
                             EL SEGUNDO, CALIFORNIA 90245
                                     310-524-9300

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON SEPTEMBER 18, 1997,
                  AT THE RADISSON HOTEL, MANHATTAN BEACH, CALIFORNIA

TO THE STOCKHOLDERS OF INTERNATIONAL META SYSTEMS, INC.:


    The Annual Meeting of Stockholders (the "Meeting") of International Meta Systems, Inc., a Delaware corporation (the "Company"), will be held at the Radisson Hotel, 1400 Park View Avenue, Manhattan Beach, California, on September 18, 1997, at 10:00 a.m., local time, to consider and vote on the following proposals:


                                  PURPOSE OF MEETING

     (1) To ratify the appointment of Singer, Lewak, Greenbaum & Goldstein LLP, Certified Public Accountants, as independent certified public accountants of the Company for the fiscal year ending December 31, 1997.

    (2)  To elect to the Board of Directors seven (7) directors, as follows:
         CLASS I - two (2) directors to serve for one-year terms; CLASS II - two (2) directors to serve for two-year terms; and CLASS III - three
         (3) directors to serve for three-year terms, or, in each case, until their successors are elected and qualify, subject to their prior death, resignation or removal.

    (3) To authorize an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Common Stock on up to a 1 for 10 basis, at the discretion of the Board of Directors.

    (4) To transact such other business as may properly come before the Meeting and any adjournments thereof.

    ONLY STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON AUGUST 1, 1997 (THE "RECORD DATE") ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE MEETING.


    PLEASE FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY TO INTERWEST TRANSFER CO., INC., P.O. BOX 17136, SALT LAKE CITY, UTAH 84117, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

By Order of the Board of Directors

                                  INTERNATIONAL META SYSTEMS, INC.


                                  By: /s/ George W. Smith
                                     ------------------------------
                                      George W. Smith
                                      Chief Executive Officer

El Segundo, California
DATED: August 4, 1997

                           INTERNATIONAL META SYSTEMS, INC.
                                A DELAWARE CORPORATION

                                  EXECUTIVE OFFICES
                            100 NORTH SEPULVEDA BOULEVARD
                                      SUITE 601
                             EL SEGUNDO, CALIFORNIA 90245
                                     310-524-9300

                              -------------------------

                                   PROXY STATEMENT

                              -------------------------


    This proxy statement is furnished to the stockholders of International Meta Systems, Inc., a Delaware corporation (the "Company"), in connection with the Annual Meeting of Stockholders (the "Meeting") to be held at the Radisson Hotel, 1400 Park View Avenue, Manhattan Beach, California, on September 18, 1997 at 10:00 a.m., local time.


    The Meeting will be held to consider and vote on the following proposals:

                                  PURPOSE OF MEETING

     (1) To ratify the appointment of Singer, Lewak, Greenbaum & Goldstein LLP, Certified Public Accountants, as independent certified public accountants of the Company for the fiscal year ending December 31, 1997.

    (2)  To elect to the Board of Directors seven (7) directors, as follows:
         CLASS I - two (2) directors to serve for one-year terms; CLASS II - two (2) directors to serve for two-year terms; and CLASS III - three
         (3) directors to serve for three-year terms, or, in each case, until their successors are elected and qualify, subject to their prior death, resignation or removal.

    (3) To authorize an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Common Stock on up to a 1 for 10 basis, at the discretion of the Board of Directors.

    (4) To transact such other business as may properly come before the Meeting and any adjournments thereof.

    The list of all stockholders of record on August 1, 1997, the Record Date, will be available at the Meeting and at the office of the Company at 100 North Sepulveda Boulevard, Suite 601, El Segundo, California 90245, for the ten (10) days preceding the Meeting.


    Upon written request, the Company will provide, without charge: (i) a copy of its Annual Report on Form 10-KSB, for the year ended December 31, 1996 and Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, and (ii) a copy of the exhibits to this Proxy Statement, to any stockholder of record or any stockholder who owned Common Stock listed in the name of a bank or broker, as nominee, at the close of business on August 1, 1997. See "Incorporation By Reference."


    Requests should be addressed to the Company, to the attention of Mr. Bill Young, Director of Investor Relations, International Meta Systems, Inc., 100 North Sepulveda Boulevard, Suite 601, El Segundo, California 90245, 310-524-9300.

                              INCORPORATION BY REFERENCE

    The Company is currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W. Washington D.C. 20549; at its New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Company furnishes its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.


    As part of this Proxy Statement, the Company incorporates by reference the Company's Annual Report on Form 10-KSB in respect of the year ended December 31, 1996 and Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, and the following documents filed herewith as exhibits to this Proxy Statement:

    1. EXHIBIT "A" - Form of Certificate of Amendment to the Restated Certificate of Incorporation.

                    INFORMATION CONCERNING SOLICITATION AND VOTING

    The following information is provided to stockholders to explain the use of this Proxy Statement for the Meeting:

RECORD DATE

    Only stockholders of record at the close of business on August 1, 1997 are entitled to vote at the Meeting. The Company's Common Stock is its only class of voting securities. On August 1, 1997, the record date (the "Record Date") fixed by the Board of Directors, the Company had issued and outstanding 38,792,840 shares of Common Stock.

REVOCABILITY OF PROXIES

    A PROXY FOR USE AT THE MEETING IS ENCLOSED. ANY STOCKHOLDER WHO EXECUTES AND DELIVERS A PROXY HAS THE RIGHT TO REVOKE IT AT ANY TIME BEFORE ITS EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING IT OR A DULY EXECUTED PROXY BEARING A LATER DATE. IN ADDITION, A STOCKHOLDER MAY REVOKE A PROXY PREVIOUSLY EXECUTED BY HIM BY ATTENDING THE MEETING AND ELECTING TO VOTE IN PERSON.

VOTING AND SOLICITATION

    Proxies are being solicited by the Board of Directors of the Company. The cost of this solicitation will be borne by the Company. Solicitation will be primarily by mail, but may also be made by telephone, fax transmission or personal contact by certain officers and directors of the Company, who will not receive any compensation therefor. Shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS TO THE CONTRARY, PROPERLY EXECUTED PROXIES WILL BE VOTED FOR EACH OF THE

PROPOSALS DESCRIBED ABOVE. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with the recommendation of the Board of Directors.

    Each share of Common Stock is entitled to one vote for each share held as of record, and there are no preemptive rights. The Company's Certificate of Incorporation and Bylaws do not provide for cumulative voting for the election of directors or any other purpose.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    Shares representing 50% of the combined voting power of the 38,792,840 shares of Common Stock outstanding on the Record Date must be represented at the Meeting to constitute a quorum for conducting business. In the absence of a quorum, the stockholders present in person or by proxy, by majority vote and without further notice, may adjourn the meeting from time to time until a quorum is attained. At any reconvened meeting following such adjournment at which a quorum shall be present, any business may be transacted which might have been transacted at the Meeting as originally notified.


    The required quorum for the transaction of business at the Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR" or "AGAINST" a matter are treated as being present at the Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting (the "Votes Cast") with respect to such matter.

    The Company will count abstentions for purposes of determining both: (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against the proposal.

    Further, the Company intends to count broker non-votes for the purpose of determining the presence or absence of a quorum for the transaction of business, although broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal, except to the extent that a resolution requires the approval of a majority of the issued and outstanding shares of Common Stock, such as Proposal 3 of this Proxy Statement.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company that are intended to be presented by such stockholders at the next annual meeting must be received by the Company no later than December 31, 1997, in order to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

                   VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The following table sets forth, as of August 1, 1997, certain information concerning the beneficial ownership of Common Stock of the Company by (i) each person who is known by the Company to be a beneficial holder of five percent (5%) or more of the Company's Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table set forth in this Proxy Statement (See "Executive Compensation"); and (iv) all directors and executive officers of the Company as a group.


       NAME                                              NUMBER         PERCENT#
       ----                                              ------         --------

Masahiro Tsuchiya(1)                                    3,740,583          9.64

George W. Smith(2)                                      2,287,077          5.72

Lee W. Hoevel(3)                                           30,000          *

Martin S. Albert(4)                                    10,000,000         25.78

Paragon Limited Partnership(4)                         10,000,000         25.78

Den Norsk Krigsforsikring for Skib(4)                   2,000,000          5.16

Investeringsselskapet Amandus AS(4)                     2,000,000          5.16

Frank LaChapelle(5)                                       100,000          *

Sigmund Hartmann(6)                                        76,667          *

Philip Neches(7)                                                0          *

All directors and officers as a group(7 persons)(8)    16,234,327         40.63

--------------------------

    #    Pursuant to the rules of the Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

    *    Less than 1%.

    1. Dr. Tsuchiya's address is 1585 Kaminaka Drive, Honolulu, Hawaii 96846. Included in the shares owned by Dr. Tsuchiya are 886,583 shares owned by Sypex International, of which Dr. Tsuchiya is part owner.

    2. Mr. Smith's address is c/o International Meta Systems, Inc., 100 North Sepulveda Boulevard, Suite 601, El Segundo, California 90245. Mr. Smith's holdings consist of 1,127,077 shares of Common Stock currently owned and vested options for 1,160,000 shares.

    3. Dr. Hoevel's address is c/o International Meta Systems, Inc., Austin Design Center, 7718 Wood Hollow Drive, Suite 150, Austin, TX 78731. Dr. Hoevel's holdings consist of 30,000 shares of Common Stock and unvested options for 600,000 shares of Common Stock.

    4. Mr. Albert's address is c/o Dolphin Interconnect Solutions, Inc., 3609 E. Thousand Oaks Boulevard, Suite 209, Westlake Village, California 91362. Mr. Albert is the registered owner of 133,000 shares, and he is a director of Paragon Capital Management LLC ("Paragon Capital"), which is the sole general partner of Paragon Limited Partnership ("Paragon"), the registered owner of 2,000,000 shares. Certain parties, who in the aggregate own or control 10,000,000 shares of Common Stock, have entered into a Shareholders Agreement, dated March 26, 1996 (the "Shareholders Agreement"), pursuant to which such parties have granted certain voting rights to Paragon and certain directors of Paragon Capital with respect to the 10,000,000 shares. The parties to the Shareholders Agreement include: Paragon
(2,000,000 shares), Den Norsk Krigsforsikring for Skib (2,000,000 shares), Investeringsselskapet Amandus AS (2,000,000 shares), A/S/ Selvaag Invest (1,500,000 shares), Andreas Ugland (1,500,000 shares), Woodbridge Asset Management Limited (266,667 shares), Pollex A/S (200,000 shares), J. Arthur Olafsen (250,000 shares), Filab A/S (100,000 shares), Martin S. Albert (133,333 shares) and Bent Aasnas (50,000 shares). The Shareholders Agreement remains in effect until April 30, 1998, unless earlier terminated in accordance with its provisions. The number of shares reflected in the chart as beneficially owned by Mr. Albert and Paragon does not include shares of Common Stock which may be converted from a convertible promissory note (the "Amerscan Note") dated July 15, 1997 issued in the name of Amerscan Partners III, Limited Partnership ("Amerscan Partners III"), in the principal amount of up to $1,500,000, at a per share conversion price equal to the lower of:
(i) $1.00, subject to certain adjustments, and (ii) 75% of the average of the mean between the closing bid and asked prices for the Common Stock during the five (5) trading days preceding the date of notice of conversion. As of the date of this Proxy Statement, Amerscan Partners III has loaned the Company the principal amount of $500,000 in connection with the Amerscan Note. Mr. Albert is a director and Deputy Chairman of Amerscan Capital Management, Ltd. ("Amerscan Capital"), the general partner of Amerscan Partners III. Amerscan Partners III has agreed to be bound by the terms of the Shareholders
Agreement with respect to any shares of Common Stock which may be converted from the Amerscan Note. See "Certain Relationships and Related Transactions."

    5.   Mr. LaChapelle's address is c/o Interscience Computer Corporation,
5171 Clareton Drive, Agoura Hills, California 91301.   In addition, Mr.
LaChapelle holds unvested options for 100,000 shares.

    6. Mr. Hartmann's address is c/o International Meta Systems, Inc., 100 North Sepulveda Boulevard, Suite 601, El Segundo, California 90245. In addition, Mr. Hartmann holds unvested options for 23,333 shares.

    7. Dr. Neches' address is 12 Murray Hill Manor, Murray Hill, NJ 07974. In addition, Dr. Neches holds unvested options for 100,000 shares.

    8.   Includes 15,074,327 shares of Common Stock and vested options to
purchase up to 1,160,000 shares of Common Stock.   Does not include unvested
options to purchase up to 823,333 shares of Common Stock or shares of Common Stock which may be converted from the Amerscan Note. See "Certain Relationships and Related Transactions."

                                EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning compensation of certain of the Company's executive officers, including the Company's Chief Executive Officer and all executive officers (the "Named Executives") whose total annual salary and bonus exceeded $100,000, for the years ended December 31, 1996, 1995 and 1994:

SUMMARY COMPENSATION TABLE


                               Annual Compensation                   Long Term Compensation
                          -------------------------------   ----------------------------------
                                                                   Awards           Payouts
-------------------------------------------------------------------------------------------------------------
Name and                                                    Restricted  Securities
principal                                    Other annual   stock       underlying    LTIP      All other
position      Year       Salary    Bonus     compensation   award(s)    Options/SARs  payouts   compensation
                                                  ($)         ($)           (#)         ($)          ($)
-------------------------------------------------------------------------------------------------------------
George W.     1996      $160,000     0             0           0             0           0            0
Smith, CEO    1995      $130,000     0             0           0             0           0            0
              1994      $130,000     0             0           0             0           0            0



OPTION EXERCISES AND YEAR-END VALUES

    The following table sets forth information with respect to the exercised and unexercised options to purchase shares of Common Stock for each of the Named Executives held by them at December 31, 1996:


                                                                                    Value of Unexercised
                    Shares                          Number of Unexercised               In the Money
                   Acquired        Value                 Options at                      Options at
                  on Exercise     Realized(1)        December 31, 1996               December 31, 1996(2)
                  -----------     -----------       -------------------            ----------------------
Name                                            Exercisable   Unexercisable      Exercisable    Unexercisable
----                                            -----------   -------------      -----------    -------------

George A. Smith    298,077        $593,173       1,160,000         0              $995,200            0


---------------------

(1) Represents an amount equal to the number of options multiplied by the difference between the average of the closing bid and asked prices for the Common Stock in the Over-the-Counter Market on the date of exercise, June 24, 1996 ($2.00 per share) and any lesser exercise price.


(2) Represents an amount equal to the number of options multiplied by the difference between the average of the closing bid and asked prices for the Common Stock in the Over-the Counter Market on December 31, 1996 ($1.22 per share) and any lesser exercise price.

COMPENSATION OF DIRECTORS

    Currently, the Company does not compensate directors in cash for services rendered as directors. Outside directors are issued stock options which vest over a period of three years. The Company maintains errors and omissions liability insurance for its directors.

    Under Delaware law, an officer or director of the Company may be entitled to indemnification from the Company against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Under the Company's Certificate of Incorporation, no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit.


    In addition, the Company has adopted a form of indemnification agreement (the "Indemnification Agreement") which provides the indemnitee with the maximum indemnification allowed under applicable law. The Company has not entered into any Indemnification Agreements with any of its officers or directors as of the date of this Proxy Statement. Since the Delaware statute is non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. The Indemnification Agreements provide a scheme of indemnification which may be broader than that specifically provided by Delaware law. It has not yet been determined, however, to what extent the indemnification expressly permitted by Delaware law may be expanded, and therefore the scope of indemnification provided by the Indemnification Agreements may be subject to future judicial interpretation.



    The Indemnification Agreement provides, in pertinent part, that the Company shall indemnify an indemnitee who is or was a party or becomes a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was a director, officer, key employee or agent of the Company or any subsidiary of the Company. The Company shall advance all expenses, judgments, fines, penalties and amounts paid in settlement (including taxes imposed on indemnitee on account of receipt of such payouts) incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above. The indemnitee shall repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The advances paid to the indemnitee by the Company shall be delivered within 20 days following a written request by the indemnitee. Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from the assets of the Company, thereby affecting a stockholder's investment.


                          COMPLIANCE WITH SECTION 16 OF THE
                           SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers and the holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Based solely upon a review of such forms, or on written representations form certain reporting persons that no other reports were required for such persons, the Company believes that all reports required pursuant to Section 16(a) with respect to its executive officers, directors and 10% stockholders for the 1996 fiscal year were timely filed, except as set forth below.

    Sigmund Hartmann, a director of the Company, inadvertently failed to file on a timely basis a Form 4 with the Commission disclosing his change in beneficial ownership when he acquired 53,334 shares of the Company's Common Stock pursuant to the exercise of a stock option. The Form 3 disclosing his initial beneficial ownership of the option was filed on a timely basis. Mr. Hartmann subsequently filed a Form 4 disclosing the transaction.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONSULTING AGREEMENT WITH UNIVERSAL MICROTECHNOLOGY, INC.

    On September 1, 1995, the Company entered into a consulting agreement with Universal Microtechnology, Inc. ("Universal"), all of the shares of which are beneficially owned by its President, Sigmund Hartmann, who is also a director of the Company, for the provision to the Company of services related to the development of speech and voice technology. The consulting agreement was amended on November 27, 1996 pursuant to which Universal agreed to provide additional technical and administrative services to the Company and the Company agreed to pay Universal the sum of $8,000 per month in fees during the term commencing January 1, 1997 through May 1, 1998.


STOCK PURCHASE AGREEMENT WITH PARAGON LIMITED PARTNERSHIP AND RELATED SHAREHOLDERS AGREEMENT

    On January 26, 1996, the Company entered into a Stock Purchase Agreement with Paragon Limited Partnership, an exempted limited partnership organized under the laws of the Cayman Islands, British West Indies ("Paragon"), pursuant to which Paragon purchased 2,000,000 shares of Common Stock at a purchase price of $1.00 per share.

    Further, on such date, the Company entered into a placement agreement (the "Placement Agreement") with Paragon Capital Management LLC, an exempted limited liability company organized under the laws of the Cayman Islands, British West Indies ("Paragon Capital"), pursuant to which Paragon Capital agreed to act as placement agent with respect to the sale of up to an additional 8,000,000 shares of Common Stock at a purchase price of $1.00 per share. Paragon Capital is the sole general partner of Paragon. On or about March 26, 1996, the Company issued an additional 8,000,000 shares of Common Stock at a purchase price of $1.00 per share to certain persons (the "Purchasers") pursuant to the Placement Agreement, including, Den Norsk Krigsforsikring for Skib (2,000,000 shares), Investeringsselskapet Amandus AS (2,000,000 shares), A/S/ Selvaag Invest (1,500,000 shares), Andreas Ugland (1,500,000 shares), Woodbridge Asset Management Limited (266,667 shares), Pollex A/S (200,000 shares), J. Arthur Olafsen (250,000 shares), Filab A/S (100,000 shares), Martin S. Albert (133,333 shares) and Bent Aasnas (50,000 shares). Paragon Capital received a placement fee from the Purchasers, and not from the proceeds of such offering, of $0.055 per share, pursuant to separate agreements between Paragon Capital and each of the Purchasers.

    On March 19, 1996, Martin S. Albert, a director of Paragon Capital, became a director of the Company in connection with the closing of the purchase of the initial 2,000,000 shares pursuant to the Stock Purchase Agreement. Mr. Albert became the Chairman of the Board of Directors of the Company on August 1, 1997. Further, the Company has agreed to use its best efforts to elect Mr. Albert or another designee of Paragon, as a director of the Company so long as Paragon continues to own at least 1,000,000 shares of the Company's Common Stock.

    Each of the Purchasers and Paragon have entered into a Shareholders Agreement pursuant to which, in pertinent part, the Purchasers and Paragon have agreed to vote the 10,000,000 shares owned or controlled by them: (i) in favor of the election of Martin S. Albert, or another designee of Paragon, as a director of the Company, (ii) in favor of each of the actions contemplated by the Shareholders Agreement and any action required in furtherance thereof, and (iii) except as specifically instructed by Paragon in advance, against
(A) any action or agreement which would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Shareholders Agreement, (B) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company, (C) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company, (D) any change in the majority of the board of directors of the Company, (E) any material change in the present capitalization of the Company (other than as contemplated by the Shareholders Agreement), (F) any amendment of the Company's Certificate of Incorporation or Bylaws, (G) any other material change in the Company's corporate structure or business, or
(H) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect, the transaction contemplated by the Shareholders Agreement. See "Certain Relationships and Related Transactions - Amerscan Partners III Convertible Promissory Note."

    Further, each of the parties to the Shareholders Agreement has granted to, and appointed, Paragon and Erik C.T. Tiller, Rolv E. Norderhaug and Martin S. Albert, in their respective capacities as directors of Paragon Capital, and any individual who shall thereafter succeed any of them as a director of Paragon Capital, and any other designee of Paragon, individually, such person's irrevocable proxy and attorney-in-fact (so long as such person is a party to the Shareholders Agreement), with full power of substitution, to vote the shares of Common Stock owned by each such person in accordance with the immediately preceding paragraph. Mr. Tiller is also an affiliate of Woodbridge Asset Management Limited.

    The Shareholders Agreement will terminate on the earlier of: (i) April 30, 1998, (ii) the date on which the Company's Board of Directors and the stockholders of the Company vote as required by law and by the Company's Certificate of Incorporation and By-laws for the merger or consolidation of the Company with another company, or for the sale of all or substantially all of the Company's assets, or for its liquidation, (iii) the date on which the holders of not less than 66-2/3% of the shares of Common Stock subject to the Shareholders Agreement agree in writing to the termination of the Shareholders Agreement, and (iv) the date on which the combined holdings of the parties to the Shareholders Agreement are reduced to ownership of less than 5% of the issued and outstanding shares of Common Stock.

    The Company has granted Paragon and the Purchasers the right, upon the written request of at least 25% of the holders of the 10,000,000 shares, to require the Company to effect two registrations of such shares, and an unlimited number of "piggy back" registrations with respect to such shares, subject to certain conditions.

    The Company also has granted Paragon a right of first refusal to purchase or cause to be purchased from the Company any of its securities which may be offered in any private placement exempt from registration under the Securities Act, on the same terms and conditions that may be offered to any third party. In connection with such right of first refusal, the Company is required to give Paragon 60 days' prior written notice of the Company's intention to conduct such a private placement, including the material terms and conditions thereof. Paragon will have 10 days (deemed to begin no earlier than 10 days prior to the end of such 60 day period) to provide the Company with written notice of Paragon's election to exercise such right of first refusal.

AMERSCAN PARTNERS III CONVERTIBLE PROMISSORY NOTE

    As of July 15, 1997, the Company executed a convertible promissory note (the "Amerscan Note"), in the principal amount of up to $1,500,000, in favor of Amerscan Partners III, Limited Partnership, an exempted limited partnership organized under the laws of Bermuda ("Amerscan Partners III"). Amerscan Partners III has agreed to lend to the Company, subject to the terms of the Amerscan Note, an amount up to $1,500,000, of which $500,000 has been loaned to the Company as of the date of this Proxy Statement. The balance of the Amerscan Note is required to be loaned to the Company in two (2) additional installments of $500,000, each of which is due within three (3) business days following written request by the Company. However, the balance of the installments is due in no event later than 60 days following the date of the Amerscan Note.

    The Amerscan Note bears interest at the rate of eight percent PER ANNUM, with the principal amount of the Amerscan Note, together with accrued and unpaid interest thereon, payable on July 15, 1998.

    Amerscan Partners III has the option at any time to convert the outstanding principal amount of the Amerscan Note, together with accrued and unpaid interest thereon, into shares of the Company's Common Stock at a per share conversion rate equal to the aggregate principal amount of the Amerscan Note, together with accrued and unpaid interest thereon, divided by the lower of: (i) $1.00, subject to adjustments for stock splits, reverse splits, stock dividends or recapitalizations of the Common Stock, and (ii) 75% of the average of the mean between the closing bid and asked prices for the Common Stock during the five (5) trading days preceding the notice date of the exercise of such option. Further, the Company has the right to require Amerscan Partners III, at any time prior to July 15, 1998, to convert the outstanding principal amount of the Amerscan Note, together with accrued and unpaid interest thereon, if on the date of such request, the mean between the closing bid and asked prices of the Common Stock is greater than $2.00 per share, subject to adjustments for stock splits, reverse splits, stock dividends or recapitalizations.

    So long as any amount of the Amerscan Note remains unpaid, Amerscan Partners III or its designee shall be entitled to appoint one member to the Board of Directors of the Company, who shall further be entitled to appoint the chairman of a Finance Committee of the Board of Directors which shall consist of at least three (3) members of the Board of Directors. As of the date of this Proxy Statement, Amerscan has not exercised its right to appoint such a director. The Amerscan Note is secured by the Company's intellectual property rights relating to the Company's Meta 6000 Chip, pursuant to the terms of a Security Agreement dated July 15, 1997, subject to the terms and conditions of any prior agreements of the Company with respect to the Meta 6000 chip.

    Upon conversion of any portion of the Amerscan Note into shares of Common Stock, Amerscan Partners III has agreed to sign an endorsement to the Shareholders Agreement agreeing to be bound by the terms of the Shareholders Agreement with respect to such shares so converted, as though Amerscan Partners III were an original party thereto. Amerscan Partners III will have the sole power to vote and dispose of such shares of Common Stock, subject to the terms of the Shareholders Agreement.

    Amerscan Capital Management, Ltd., a Bermuda exempted limited duration company ("Amerscan Capital") is the sole general partner of Amerscan Partners
III. Mr. Albert serves as a director and Deputy Chairman, Rolv Norderhaug serves as Vice President and a director and Erik C.T. Tiller serves as a director of Amerscan Capital.

    The Company has agreed to pay to Amerscan Capital a placement fee equal to eight percent (8%) of the gross proceeds of funds received by the Company pursuant to the Amerscan Note.

                      MATTERS FOR CONSIDERATION BY STOCKHOLDERS

PROPOSAL 1.   RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC
              ACCOUNTANT

    The Board of Directors of the Company has appointed the firm of Singer, Lewak, Greenbaum & Goldstein LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 1997 subject to stockholder approval. The Company has been advised by Singer, Lewak, Greenbaum & Goldstein LLP that neither that firm nor any of its partners has any material relationship with the Company or any affiliate of the Company.

    A representative of Singer, Lewak, Greenbaum & Goldstein LLP is expected to be present at the Annual Meeting and make a statement if he or she desires to do so. He or she will be available to respond to appropriate questions. Should the appointment of Singer, Lewak, Greenbaum & Goldstein LLP be disapproved by the stockholders, the Board of Directors will review its selection.

    Approval of the appointment of Singer Lewak Greenbaum & Goldstein LLP as independent certified public accountants for the Company for the year ending December 31, 1997 requires the affirmative vote of a majority of the combined Votes Cast.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

PROPOSAL 2.   ELECTION OF THE BOARD OF DIRECTORS

GENERAL

    The Company's Restated Certificate of Incorporation provides that at the first annual meeting of the Company's stockholders after the authorized number of directors is six (6) or more, the Board of Directors shall be divided into three (3) classes with staggered terms, Class I, Class II and Class III. The Company's Bylaws provide that the authorized number of directors shall be not less than three (3) members and not more than eleven
(11) members. As the authorized number of directors currently exceeds more than six (6) members, the Board of Directors has been divided into the three
(3) classes.

    To initiate these staggered terms, seven (7) directors will be elected at the Meeting, as follows: (i) CLASS I - two (2) directors to serve for one-year terms; (ii) CLASS II - two (2) directors to serve for two-year terms; and (iii) CLASS III - three (3) directors to serve for three-year terms, or, in each case, until a successor has been duly elected and qualified. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed proxies will be voted for the seven
(7) nominees listed hereinbelow, all of whom are recommended by management of the Company and who have consented to be named and to serve if elected. Each nominee is presently serving as a director of the Company.

    The Board of Directors met five (5) times during the year ended December 31, 1996. All directors standing for reelection attended 100% of the meetings of the Board, except for Frank LaChapelle and Masahiro Tsuchiya, who attended three (3) and four (4) meetings, respectively. The Board has a compensation committee comprised of the following members of the Board of
Directors: Sigmund Hartmann, Frank LaChapelle and Masahiro Tsuchiya, the latter two (2) of whom may be deemed to be outside/non-employee directors. The Board has no standing committee on nominations, audit, or any other committees performing equivalent functions.

    The Board knows of no reason why any of the nominees will be unavailable or unable to serve as a director. The information presented below is as of August 1, 1997 and is based in part on information furnished by the nominees and, in part, from the records of the Company.

    Directors are elected by the affirmative vote of a plurality of the combined Votes Cast at the Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF THE NOMINEES TO THE TERMS SPECIFIED BELOW.

                          NOMINEES FOR ELECTION AS DIRECTOR

     NAME                               AGE                  DIRECTOR SINCE:
     ----                               ---                  ---------------


                              CLASS I (ONE-YEAR TERM)

George W. Smith                          57                  December, 1985
Director, Chief Executive Officer
and Chief Financial Officer (acting)


Sigmund Hartmann                         67                  August, 1995
Director
                             CLASS II (TWO-YEAR TERM)

Frank LaChapelle                         55                  September, 1993
Director

Philip Neches                            47                  November, 1996
Director
                             CLASS III (THREE-YEAR TERM)

Martin S. Albert                         64                  March, 1996
Chairman of the Board


Lee W. Hoevel                            47                  April, 1997
Director, President and
Secretary

Masahiro Tsuchiya                        47                  August, 1992
Director

    GEORGE W. SMITH, Director and Chief Executive Officer, has served the Company in these offices since election by the shareholders since December 31, 1988. He has served as the Company's acting Chief Financial Officer since April 3, 1997. Prior to December 31, 1988, he founded the entity which entered into a reorganization agreement with the Company on December 31, 1988, and served as its President and Chief Executive Officer and Director from its inception in December 1985 until December 31, 1988. From October, 1967 to August, 1985, he was employed by the Aerospace Corporation, where his positions included Principal Director for DOD Space Shuttle Operations and Systems Director for Development and Operations of several classified Air Force programs. While employed by the Aerospace Corporation, he managed programs with budgets exceeding $300 million. He has an extensive background in managing the design, development and manufacturing of complex high-tech products. His awards include the Trustees' Distinguished Achievement Award granted by the Aerospace Corporation in recognition of his technical leadership and management and the Air Force Outstanding Service Award. He received a Bachelor of Science degree in electrical engineering from the University of Nevada and has performed graduate work at U.C.L.A.


    SIGMUND HARTMANN, Director, previously held the positions of Vice President and Assistant General Manager of TRW Incorporated, President, Software Division of Commodore Business Machines, and President of Software of Atari Corporation. At Commodore, Mr. Hartmann directed the company from a $300 million, low end computer business to a $1.2 billion systems company. At Atari, he reversed the fortunes of that entity from losing $500 million a year to a profitable operation.

    FRANK LACHAPELLE, Director, is a founder of Interscience Computer Corporation and has served as the Chairman of the Board since its formation in 1983. Mr. LaChapelle served as President of Interscience Computer Corporation from 1983 until January, 1991, and has served as Chief Executive Officer since September, 1991. Interscience Computer Corporation filed for protection under Chapter 11 of the U.S. Bankruptcy Act on March 6, 1997.

    PHILIP NECHES, Director, previously held positions as Founder, Chief Scientist and Vice President, Teradata Corporation, Sr. Vice President and Chief Scientist, NCR Corporation and Vice President and Group Technical Officer, Multimedia Products and Services, AT&T Corporation. At present, Dr. Neches is an outside consultant and investor in several companies. Dr. Neches holds a Bachelor of Science degree (with honors) from the California Institute of Technology, a Masters Degree in Engineering Science from the California Institute of Technology and a Ph.D. in Computer Science from the California Institute of Technology.


    MARTIN S. ALBERT, Chairman of the Board of Directors, is the President and Chief Executive Officer of Dolphin Interconnect Solutions, Inc. ("Dolphin"), a stockholder of Amerscan, A.S., Dolphin's largest stockholder, and has been a director of Dolphin since its incorporation. He is a director of Paragon Capital Management LLC, the sole general partner of Paragon Limited Partnership, a principal stockholder of the Company. He is also a director and Deputy Chairman of Amerscan Capital Management, Ltd., the general partner and investment advisor of Amerscan Partners III, Limited Partnership. He is also a director of Scada, Inc. Mr. Albert has a bachelor's degree in Physics from the City College of New York and carried out post graduate studies in Philosophy of Science and Business at the University of California, Los Angeles and Columbia University. He has previously been involved in corporate investment and consultancy work and has served as a director of numerous companies during his career, particularly being involved with a number of small-to medium sized technology companies seeking funding to expand their strategic and operational capabilities. He has also been involved in developing and managing disk-drive test and development systems companies and other companies involved in computer disk and tape technologies. Mr. Albert has led several high technology companies through their original public offerings and oversaw their future acquisition by substantially larger firms.

    LEE W. HOEVEL, Director, President and Secretary, received his undergraduate degrees in mathematics and economics at Rice University. He received graduate degrees in electrical engineering and computer science at Johns Hopkins University. Dr. Hoevel's career spans nearly twenty years of technology development and executive management. During his tenure at AT&T/NCR, he held numerous positions of increased responsibility including director of Advanced Architecture, chief architect for Workstation Products Division, vice president for Research and Development Division, and chief technical officer for AT&T Global Information Solutions. Dr. Hoevel holds seven U.S. Patents in technology design and is the author of 39 technical papers.

    MASAHIRO TSUCHIYA, Director and acting marketing representative of the Company in Japan, received his Ph.D. degree in computer sciences from the University of Texas at Austin. Currently he is president of Sypex International Company, based in the U.S. and Japan. As founder and president of Sypex, he has served as consultant to several startup and major corporations in the U.S., Japan and Korea on high technology product development and marketing plans. From 1980 to 1988, he worked on systems engineering of several major U.S. missile and space defense programs at TRW Defense Systems Group, Redondo Beach, California. His academic career includes a research associate at the University of California, Berkeley in 1991, and an adjunct professor of computer science at the University of Southern California, Los Angeles, in 1986. From 1973 to 1979, he was an associate professor at the University of Hawaii at Manoa, Honolulu, an assistant professor at the University of California, Irvine, and at Northwestern University, Evanston, Illinois. In 1975, he was a visiting computer scientist for research in computer architecture at Arhus University, Arhus, Denmark, and in 1972, he was a visiting lecturer at Konan University, Japan.

PROPOSAL 3    REVERSE SPLIT OF COMMON STOCK

GENERAL

    The Board of Directors, by unanimous vote, has approved, and recommends that the Company's stockholders approve a proposal to effect a reverse exchange (the "Reverse Share Exchange") of the Company's Common Stock at up to a 1 for 10 ratio, at the discretion of the Company's Board of Directors. The Reverse Share Exchange will not alter the number of shares of the Company's Common Stock authorized for issuance, but will simply reduce the number of shares of Common Stock issued and outstanding.

    The principal purpose of the proposed Reverse Share Exchange is to satisfy certain conditions set forth in a letter of intent for a proposed secondary public offering of the Company's securities.

    The Board of Directors also believes that it is desirable to have additional authorized shares of Common Stock available for possible future financing and acquisition transactions and other general corporate purposes. Because the need to raise additional capital or the opportunity to effect an acquisition can arise when it would be inconvenient to hold a shareholders' meeting or when there would not be time for such a meeting, the Board of Directors believes that it would be prudent business planning for the number of authorized shares of Common Stock to remain at 70,000,000 following the Reverse Share Exchange.

PURPOSE AND EFFECT OF PROPOSED REVERSE SHARE EXCHANGE; LETTER OF INTENT FOR SECONDARY PUBLIC OFFERING

    On May 7, 1997, the Company entered into a letter of intent with a group of underwriters proposed to be led by Nichols, Safina, Lerner and Company, Inc. as representative (the "Representative") with respect to a proposed secondary public offering (the "Proposed Offering") of the Company's Common Stock of up to $25,000,000. The letter of intent requires that the Company effect a reverse split of the Company's Common Stock and obtain a listing on the NASDAQ National Market System ("NASDAQ/NMS") as conditions of closing the Proposed Offering. The Company will only effect the Reverse Share Exchange, if adopted by the Company's stockholders, on the effective date of the registration statement for the Proposed Offering. There can be no assurances that the Proposed Offering will be completed on the terms set forth in the letter of intent or at all.

    Further, this Proposal 3 grants to the Company's Board of Directors the discretion to effect the Reverse Share Exchange at up to a 1 for 10 ratio.
If this Proposal 3 is adopted by the Company's stockholders and a registration statement for the Proposed Offering becomes effective, the Company intends to effect the Reverse Share Exchange on the effective date of such a registration statement. Management intends to determine the ratio of the Reverse Share Exchange based on negotiations with the Representative. There can be no assurances as to the ratio of the Reverse Share Exchange which may be finally determined, if at all, although the number of "old" shares which may be exchanged for one "new" share of Common Stock will be no greater than 10 shares.

    The Company believes that the total number of shares of the Company's Common Stock outstanding is disproportionately large in relation to the Company's level of sales, net income and net worth. Additionally, the Company's Common Stock has had a low market value per share in recent months, which in the opinion of the Board of Directors tends to reduce stockbroker and investor interest in the Company.

    The Board believes that the current per share price of the Common Stock may limit the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios.
 In addition, certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower-priced stocks economically unattractive. The Board believes that a decrease in the number of shares of Common Stock outstanding without any material alterations of the proportionate economic interest in the Company represented by individual stockholdings may increase the trading price of such shares, although no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Share Exchange. If, as a result of the Reverse Share Exchange and other factors, the market price per share of the Common Stock is increased sufficiently, the Company believes that the marketability of the Common Stock may be enhanced. However, there can be no assurances to this effect.

    The market price of the Common Stock also may be based on Company performance and other factors, some of which may be unrelated to the number of shares outstanding. Accordingly, there can be no assurance that the market price of the Common Stock after the Reverse Share Exchange will actually increase in an amount proportionate to the decrease in the number of outstanding shares.

    Although the Board of Directors has no present intention of doing so, the additional shares of authorized but unissued Common Stock which may result from the proposed Reverse Share Exchange could also be used by the Board of Directors to defeat or delay a hostile takeover. Faced with an actual or proposed hostile takeover, the directors could issue shares of Common Stock, in a private transaction, to a friendly party who might align themselves with the Board of Directors in opposing a hostile takeover. Accordingly, the proposed amendment could be considered to have the effect of discouraging a takeover of the Company. The directors are not aware, however, of any current proposals by any party to acquire control of the Company and the Reverse Share Exchange is not intended to be an anti-takeover device.


    As of August 1, 1997, the Company had 38,792,840 shares of Common Stock issued and outstanding. Further, the Company had issued and outstanding warrants and options to purchase up to an additional 6,117,046 shares of Common Stock.


    The Company's Common Stock is listed for trading on the OTC Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. ("NASD") or in the "pink sheets" maintained by the National Quotation Bureau, Inc. (the "Over-The-Counter Market") under the symbol "IMES." The following table sets forth quotations for the bid and asked prices for the Common Stock for the periods indicated below, based upon quotations between dealers, without adjustments for stock splits, dividends, retail mark-ups, mark-downs or commissions, and therefore, may not represent actual transactions:

                                   BID PRICES           ASKED PRICES
                                   ----------           ------------
                                 HIGH       LOW        HIGH      LOW
                                 ----       ---        ----      ---

Year Ended December 31, 1995

1st Quarter                    1 13/32      5/16       2 5/8       5/8
2nd Quarter                      1 1/2       7/8     1 11/16    1 1/32
3rd Quarter                    2 31/32       7/8      3 1/16     31/32
4th Quarter                     2 3/32     31/32       3 1/8         1

Year Ended December 31, 1996

1st Quarter                      2 3/8    1 5/16      2 7/16     1 3/8
2nd Quarter                     2 5/16     1 5/8      2 7/16   1 23/32
3rd Quarter                     2 7/32    1 5/16      2 5/16     1 1/2
4th Quarter                    1 23/32     31/32     1 25/32    1 1/16

Year Ending December 31, 1997

1st Quarter                          2     1 1/8      2 1/16     1 1/4
2nd Quarter                    1 21/32     15/16     1 11/16         1


    On August 1, 1997, the closing bid and asked market prices for the Company's Common Stock in the Over-The-Counter Market were approximately $0.84 and $0.91 per share, respectively.


    The minimum market price per share required for initial inclusion in the NASDAQ/NMS is $3.00 per share. The NASDAQ/NMS has proposed certain changes to the minimum market price for initial inclusion, which may increase the requisite minimum market price therefor. There can be no assurances that the Reverse Share Exchange will result in the market price of the Common Stock meeting the requirement as is currently constituted or as it may be increased by such proposal.

    No dividend has been declared or paid by the Company since inception on the Company's Common Stock. The Company does not anticipate that any dividends will be declared or paid in the future on the Company's Common Stock.

EFFECT OF PROPOSED REVERSE EXCHANGE UPON HOLDERS OF COMMON STOCK

    On August 1, 1997, there were 38,792,840 shares of Common Stock outstanding. Consummation of the Reverse Share Exchange, assuming that the Company effects the Reverse Share Exchange on a 1 for 10 ratio, would decrease the number of outstanding shares of Common Stock to approximately 3,879,284 shares. The par value of the Common Stock will remain as $0.0001 per share and the authorized number of shares of Common Stock will be 70,000,000. As a consequence, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be correspondingly increased. The resolution approving the Reverse Share Exchange provides that this increase in capital in excess of par value will be treated as capital for statutory purposes. However, under Delaware law, the Board of Directors of the Company will have the authority, subject to various limitations, to transfer some or all of such increased capital in excess of par value from capital to surplus, which additional surplus could be distributed to stockholders as dividends or used by the Company to repurchase outstanding stock. The Company currently has no plans to use any surplus so created to pay any such dividend or to repurchase stock.


    Subject to the provisions for elimination of fractional shares as described below, consummation of the Reverse Share Exchange will not result in a change in the relative equity position or voting power of the holders of Common Stock.

    No fractional shares of Common Stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of Common Stock, will, upon surrender of their certificates representing shares of the Company's Common Stock, receive a cash payment in lieu thereof equal to the value of such fractional share determined by reference to the average closing bid prices of the Common Stock for a period of ten (10) trading days immediately preceding the effective date of the Reverse Share Exchange (the "Effective Date"), as reported in the Over-the-Counter Market (as defined hereinafter). Holders of less than one share of Common Stock as a result of the Reverse Share Exchange no longer will be stockholders of the Company as of the effective date of the Reverse Share Exchange (the "Effective Date").

    Stockholders should be aware that as a general rule, a stock split will, in and of itself, neither increase nor decrease the intrinsic value of a stockholder's investment. Except for holders of a very small number of shares who receive cash in lieu of a fractional share, the smaller number of shares resulting from a reverse split generally leaves stockholders with approximately the same proportionate ownership as before the reverse split. The issuance of cash in lieu of a fractional share will increase the proportionate interest of some stockholders and decrease the proportionate interest of others.

    The greatest possible increase in ownership will accrue to any stockholder holding a number of shares evenly divisible by 10, if any so exist. Those current holders of a number of shares of Common Stock not evenly divisible by 10, assuming a Reverse Share Exchange at a 1 for 10 ratio, will receive cash in lieu of fractional shares, and will correspondingly suffer a dilution in ownership. The difference in the ownership interest of each stockholder resulting from the Reverse Share Exchange will generally be inversely proportional to the number of shares held by such stockholder, with large stockholders generally affected the least.

    The Reverse Share Exchange may leave stockholders with one or more "odd lots" of the Company's stock, i.e. stock holdings in amounts of less than 100 shares. These shares may be more difficult to sell, or require a greater commission per share to sell, than shares in lots of 100.

    The Company believes that the Reverse Share Exchange will have no detrimental effect on the total value of the Company's Common Stock.
However, to the extent that a stockholder's holding is reduced by reason of the Reverse Share Exchange to less than 100 shares of Common Stock, the brokerage fees for the sale of his or her shares may in all likelihood be higher than the brokerage fees applicable to the sale of round lots of shares.

MANNER OF EFFECTING THE REVERSE SHARE EXCHANGE: EXCHANGE OF CERTIFICATES AND ELIMINATION OF FRACTIONAL SHARE INTERESTS

    The Reverse Share Exchange will be effected by the filing with the Secretary of State of Delaware, in the event of the approval of the Reverse Share Exchange by the Company's stockholders, a Certificate of Amendment to the Certificate of Incorporation (the "Amended Certificate of Incorporation") of the Company in substantially the form attached as Exhibit "A" to this Proxy Statement, in order to complete the transactions contemplated by the Reverse Share Exchange. The Reverse Share Exchange will become effective on the date of filing of the Amended Certificate of Incorporation unless the Company specifies otherwise (the "Effective Date"). Assuming stockholder approval of the proposed Reverse Share Exchange is obtained, the Company intends to file the Amended Certificate of Incorporation on the effective date of the registration statement which may be filed in connection with the Proposed Offering.

    In addition to the discretion of the Board of Directors to negotiate the ratio of the Reverse Share Exchange with the Representative up to a 1 for 10 ratio, the Board of Directors of the Company reserves the right, in its absolute discretion, to abandon the proposed Reverse Share Exchange at any time prior to the effectuation of the Reverse Share Exchange. The Board of Directors may choose to exercise such discretion in certain situations, including, without limitation negotiations with respect to the Proposed Offering in which the Representative requests that the Company not proceed with the Reverse Share Exchange.

    On the Effective Date, assuming a Reverse Share Exchange at a 1 for 10 ratio, each 10 shares of the "old" Common Stock will automatically be combined and changed into one share of "new" Common Stock. No additional action on the part of the Company or any stockholder will be required in order to effect the Reverse Share Exchange. Stockholders will be requested to exchange their certificates representing shares of Common Stock held prior to the Reverse Share Exchange for new certificates representing shares of "new" Common Stock issued as a result of the Reverse Share Exchange. Stockholders will be furnished the necessary materials and instructions to effect such exchange promptly following the Effective Date by the Company's transfer agent.

    CERTIFICATES REPRESENTING SHARES OF THE "OLD" COMMON STOCK SUBSEQUENTLY PRESENTED FOR TRANSFER WILL NOT BE TRANSFERRED ON THE BOOKS AND RECORDS OF THE COMPANY UNTIL THE CERTIFICATES REPRESENTING THE SHARES OF "OLD" COMMON STOCK HAVE BEEN EXCHANGED FOR CERTIFICATES REPRESENTING SHARES OF "NEW" COMMON STOCK.

    Stockholders should not submit any certificates until requested to do so. In the event any certificate representing shares of the "old" Common Stock is not presented for exchange upon request by the Company, any dividends that may be declared after the Effective Date with respect to the Common Stock represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to the public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

    The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion should not be considered tax or investment advice, and the tax consequences of the reverse stock split may not be the same for all stockholders. In particular, this discussion does not address the tax treatment of special classes of stockholders, such as banks, insurance companies, tax-exempt entities and foreign persons. Stockholders desiring to know their individual federal, state, local and foreign tax consequences should consult their own tax advisors.

    The combination and change of up to each 10 shares of "old" Common Stock into one share of "new" Common Stock will be a tax-free transaction, and the holding period and tax basis of the "old" Common Stock will be carried over to the "new" Common Stock received in exchange therefor.

    Generally, cash received in lieu of fractional shares will be treated as received in exchange for the fractional shares (although in unusual circumstances, a portion of such cash may possibly be deemed a dividend), and stockholders will recognize gain or loss based upon the difference between the amount of cash received and the tax basis in the surrendered fractional shares. If the fractional shares surrendered have been held as capital assets by such stockholder, then any gain or loss recognized by such stockholder will be a capital gain or loss.

AVAILABILITY OF DISSENTERS' RIGHTS

    The Company believes there are no dissenters' or appraisal rights available to stockholders with respect to the proposed reverse stock split.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

    Under the Company's Certificate of Incorporation and Delaware law, this Proposal 3 to effect the Reverse Share Exchange must be approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company's Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                    OTHER MATTERS

    The Company knows of no other matters to be submitted at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                             By Order of the Board of Directors of

                             INTERNATIONAL META SYSTEMS, INC.



                             By: /s/ George W. Smith
                                 -----------------------------------
                                 George W. Smith
                                 Chief Executive Officer


El Segundo, California
August 4, 1997

                                  EXHIBIT A

                           CERTIFICATE OF AMENDMENT

                                    TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                        INTERNATIONAL META SYSTEMS, INC.
                             a Delaware corporation

    The undersigned, the Chief Executive Officer of International Meta Systems, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the following Certificate of Amendment to the Certificate of Incorporation has been duly adopted by its Board of Directors and stockholders, in accordance with Sections 141(f), 211 and 242 of the Delaware General Corporation Law, as set forth below:

    1. The Board of Directors unanimously adopted a resolution dated ________, 1997, setting forth the then proposed Certificate of Amendment to the Certificate of Incorporation, declaring the advisability thereof, and pursuant to action taken by written consent, adopted this Certificate of Amendment to the Certificate of Incorporation pursuant to Sections 141(f) and 242 of the Delaware General Corporation Law.

    2. Thereafter, the stockholders of record owning a majority of the issued and outstanding shares, at a duly authorized and convened meeting of the stockholders, adopted the proposed Certificate of Amendment to the Certificate of Incorporation on ________, 1997, pursuant to Sections 211 and 242 of the Delaware General Corporation Law. The vote of the stockholders of the Corporation by which the foregoing Certificate of Amendment to the Certificate of Incorporation was adopted and approved was ________ shares in favor, _________ shares opposed and _________ abstaining or not voting, out of the Corporation's total of ________ shares issued and outstanding.

    3. The resolution by which the Corporation's directors and stockholders adopted the Certificates of Amendment to the Certificate of Incorporation, as set forth above, provides that the FOURTH Article, Paragraph 1, of the Corporation's Restated Certificate of Incorporation, as amended to date, be amended to provide in its entirety as follows:

       "FOURTH: 1. The total number of shares of stock which the Corporation shall have authority to issue is Seventy
       One Million (71,000,000) shares, consisting of Seventy
       Million (70,000,000) shares of Common Stock, par value
       $0.0001 per share (the "Common Stock") and One Million (1,000,000) shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock")." Upon the date of the effectiveness of the amendment of this Article (the
       "Effective Date"), each _________ (______) issued and outstanding shares of Common Stock or issued and held in the treasury of the Corporation shall be converted into one (1) share of Common Stock. No fractional shares shall be issued pursuant to such conversion. The Corporation shall pay to each stockholder who would otherwise be entitled to a fractional share as a result of such conversion, the cash value of such fractional share determined by reference to the average of the high and low closing bid and asked prices of the Common Stock for a period of ten trading days immediately preceding the Effective Date, as reported in the principal market for the Company's Common Stock. Each certificate for Common Stock outstanding or held in treasury on the Effective Date shall thereupon and thereafter evidence the number of shares of Common Stock, and/or the right to receive cash into which such shares shall have been converted, and may be surrendered to the Corporation for cancellation in exchange for new certificates representing such number of shares and/or cash.

    4. This amendment shall be effective as of the date of filing of this Certificate of Amendment with the Secretary of State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by its Chief Executive Officer as of _________, 1997.

                                   INTERNATIONAL META SYSTEMS, INC.

                                   By:
                                      ------------------------------
                                      George A. Smith
                                      Chief Executive Officer

                                      P R O X Y

                           INTERNATIONAL META SYSTEMS, INC.

               THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS

                        FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON SEPTEMBER 18, 1997

    The undersigned stockholder appoints George W. Smith and Sigmund Hartmann, or either of them, as proxy with full power of substitution, to vote the shares of voting securities of International Meta Systems, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Radisson Hotel, 1400 Park View Avenue, Manhattan Beach, California, on September 18, 1997, at 10:00 a.m., local time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, such proxy is instructed to vote as follows:


    THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS INDICATED ON THIS CARD AND AS SUCH PROXIES DEEM ADVISABLE WITH DISCRETIONARY AUTHORITY ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

(1) To ratify the appointment of Singer, Lewak, Greenbaum & Goldstein LLP, Certified Public Accountants, as independent certified public accountants of the Company for the fiscal year ending December 31, 1997.

         [ ] FOR             [ ] AGAINST              [ ] ABSTAIN

(2) To elect to the Board of Directors seven (7) directors, as follows: CLASS I
    - two (2) directors to serve for one-year terms; CLASS II - two (2) directors to serve for two-year terms; and CLASS III - three (3) directors to serve for three-year terms, or, in each case, until their successors are elected and qualify, subject to their prior death, resignation or removal:

         [ ] FOR ALL NOMINEES LISTED HEREIN (EXCEPT AS MARKED UP TO THE
             CONTRARY BELOW).

         [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW.

         (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME LISTED BELOW)

                     CLASS I - (ONE-YEAR TERM)
                     -------------------------

              GEORGE W. SMITH          SIGMUND HARTMANN

                   CLASS II - (TWO-YEAR TERM)
                   --------------------------

              FRANK LACHAPELLE         PHILIP NECHES

                   CLASS III - (THREE-YEAR TERM)
                   ----------------------------

              MARTIN S. ALBERT    LEE W. HOEVEL  MASAHIRO TSUCHIYA

(3) To authorize an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Common Stock on up to a 1 for 10 basis, at the discretion of the Board of Directors.

         [ ] FOR             [ ] AGAINST              [ ] ABSTAIN

    In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

DATED:
      ----------------

                             -----------------------------------------
                             Signature


                             -----------------------------------------
                             Signature (if held jointly)



                             -----------------------------------------
                             Print Names

                             (Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are jointly held, each holder must sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person).

    PLEASE CHECK THE BOXES ABOVE AND ON THE REVERSE SIDE, SIGN, DATE AND RETURN THIS PROXY TO INTERWEST TRANSFER CO., INC., P.O. BOX 17136, SALT LAKE CITY, UTAH 84117, IN THE SELF-ADDRESSED ENVELOPE PROVIDED.